U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2014

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Dallas Parkway, Suite 310, Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e). On September 19, 2014, Greatbatch, Inc. (the “Company”) entered into a letter agreement with Michelle Graham, the Company’s Senior Vice President, Human Resources. Ms. Graham will be resigning her employment with the company effective January 3, 2015.   Ms. Graham has also resigned as an officer of the Company effective September 19, 2014 although she will remain available through January 3, 2015 to assist the Company as needed with transitioning the Human Resources function. Upon separation of her employment, Ms. Graham will be eligible to receive severance benefits including one year’s base salary in a lump sum, payment of her 2014 short-term incentive plan bonus at target, a payment equal to the amount the Company would otherwise have contributed toward her health and medical insurance coverages through December 31, 2015, payment of reasonable attorneys’ fees, and a lump sum payment towards outplacement services. In addition, she will vest in her 2012 performance-based equity awards in accordance with the terms of those awards, and will be eligible for continued vesting with respect to a pro rata portion of her outstanding performance-based equity awards based on attainment of the performance goals applicable to those awards. The unvested portion of Ms. Graham’s time-vested stock option awards will expire on termination of employment. These severance benefits are subject to Ms. Graham’s signing a separation agreement containing customary provisions including releases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Greatbatch, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	September 25, 2014	GREATBATCH, INC.

		By:	/s/ Thomas J. Mazza
Thomas J. Mazza
Vice President & Corporate Controller